UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2009

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street

Chicago, Illinois 60602

(Address of principal executive offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on September 4, 2009.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the current global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: August 2009

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through August 5, 2009. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

New Products and Services

1.             Are there any new products or services coming down the pipeline that we should be aware of?

Part of our strategy is to focus most of our development efforts on our three major product platforms: Morningstar.com, Morningstar Advisor Workstation, and Morningstar Direct, so most of our new initiatives are tied to these platforms. Some of the new initiatives we’ve recently launched include:

•                  Introduced a new DataHub service that helps institutional clients consolidate their data aggregation services and better manage data across their organizations, including both Morningstar’s data and data from third parties;

•                  Launched new local language Web sites for individual investors in numerous markets (Portugal, Poland, Hungary, the Czech Republic, South Africa, Ireland, Latvia, Lithuania, Estonia, Iceland, and India);

•                  Created new iPhone application, new snapshot pages that can be used globally, and a beta version of new executive compensation and insider ownership pages on Morningstar.com;

•                  Introduced local language versions of Morningstar Direct in Italy and Germany;

•                  Our Ibbotson Associates and Morningstar Investment Services units partnered to launch an innovative turn-key portfolio solution that redefines wealth to include “human capital” and recognizes the vital role that life insurance and annuities can play in an investor’s overall portfolio; and

•                  Introduced new Web-based client portal for Morningstar Essentials (part of our Licensed Data service), which streamlines client access to our data.

Some of the other major projects we’re working on include:

•                  Create bundled equity services including real-time quotes, fundamental equity data, analyst research, and company filing research and alert services;

•                  Build global infrastructure and tools for our individual investor Web sites around the world and move sites onto this global platform;

•                  Launch a next-generation version of Advisor Workstation Enterprise Edition that integrates our Portfolio Builder application as the default investment planning module;

•                  Continue scaling up the qualitative fund research we recently launched in Europe and Asia;

•                  Introduce thin-client market data terminal integrating real-time quotes and news feeds; and

•                  Expand range of Investment Consulting portfolios to include additional offerings such as multi-strategy commodity trading advisor product and controlled-volatility portfolios.

Marketing Strategy

2.             Can you provide some color around your marketing strategy over the next 6-12 months given the cost pressures internally at MORN and externally at clients?  Obviously, you need to worry about your own margins but cutting marketing and like expense too deep to the bone could have negative implications to your longer-term revenue growth.  Just trying to get an understanding of the bigger picture, particularly regarding Morningstar.com, Investment Consulting, and Equity Research and if, esp. recently given the market rally and stabilization in the operating environment, you’ve decided to ramp up marketing spend even if it weighs on near-term margins to improve the longer-term revenue generation of the company.

We’ve been carefully evaluating our marketing spending because of the difficult market environment and cutting back on programs that don’t generate positive returns. We don’t have any plans to ramp up marketing spending in the short term, although if the environment changed, we would consider investing more in targeted programs that allow us to earn positive returns on our marketing investment.

To give you some more color on our overall marketing approach, we typically don’t spend heavily on traditional advertising campaigns. Instead, we promote most of our products through internal sales and marketing efforts, as well as our in-house media relations team. We’ve reduced spending on areas such as direct mail, marketing collateral, conferences and travel, and paid search programs for Morningstar.com. We’ve maintained a sales and marketing staff of about 380 employees globally, so we believe we’re in a good position to step up our marketing efforts and marketing spending when the environment improves.

Effect of Consolidation/Outsourcing

3.             One obvious result that we’ve heard from other companies from the current turmoil is an attempt by companies to streamline their cost structures and reduce the number of different 3rd-party vendors that are used for data, software, etc.  Given your relatively broad and diverse product offering, can you provide some color whether you are seeing positive trends from institutions that may be asking for a more comprehensive relationship with Morningstar?  Or is potentially the opposite trend emerging where you yourselves are having trouble retaining clients as a result of this consolidation phenomenon?  Is there an opportunity here to bundle services to small- to middle-market financial companies that may not have the scale to perform certain services in-house and rather outsource to MORN?

Overall, industry-wide consolidation and pricing pressure has made it more challenging to retain existing clients and win new business. But in some cases, our scale and breadth of product offerings can help us benefit from firms that are looking to consolidate vendors. There are some areas where we’ve been able to expand our existing relationships to include additional products and services.

Earlier this year, we created a new Business Process Outsourcing unit, which focuses on helping businesses with their data collection and processing needs. As part of this area, we recently introduced a new DataHub service that helps institutional clients consolidate their data aggregation services and better manage data across their organizations, including both Morningstar’s data and data from third parties. We also offer portfolio accounting and performance reporting services for broker-dealers, which allow them to combine performance reporting with Morningstar analytics to create comprehensive reports on a client’s portfolio. Similarly, we’ve added additional back-office services to Morningstar Office (formerly Morningstar Advisor Workstation Office Edition), making it a cost-effective platform that incorporates both portfolio analysis and client account management tools.

To help clients minimize their costs and improve efficiency, we’ve also been building cross-universe data feeds in our Licensed Data business, helping reduce implementation costs by mimicking clients’ existing file formats for data feeds, and packaging bundled product offerings that include services such as Licensed Data and Internet advertising on Morningstar.com. We also see opportunities to help institutional clients consolidate software vendors by using Morningstar Direct for more of their needs.

Second-Quarter Headcount Growth

4.             How much of the sequential increase in headcount in the 2Q (2,370 to 2,510) was a function of acquisitions in the quarter? I see 75 employees from two of the acquisitions and am curious how much headcount was added from the other two and then how much was organic. Do you have plans to add headcount organically this fiscal year beyond the 30 people you stated that you added in July?

We added about 80 employees during the second quarter from acquisitions. The remaining additions were mainly in our development center in China, with a few additional hires in the

United States and Europe. We don’t expect to significantly increase headcount for the remainder of 2009, with the exception of hiring for our development centers in China and India.

Composition of Client Base

5.             Could you please remind me the composition of your clients such as investment managers, hedge funds, insurance companies, mutual funds, individuals, etc?

We serve clients in three major areas: individual investors, financial advisors, and institutions. Of these, the institutional group is largest, followed by advisors and individuals. Within the institutional area, many of our largest clients are insurance firms, followed by fund companies and other asset managers, retirement plan sponsors and providers, broker-dealers, and media outlets.

Foreign Currency Exposure

6.             Could you please remind me what percentage of your expenses are denominated in foreign currencies?  Which currencies should I focus on?

About one-fourth of our revenue is from outside of the United States. Our largest non-U.S. dollar currency exposures (ranked in order of size) are the British pound, Euro, Australian dollar, and Canadian dollar.

On the expense side, about one-third of our operating expense is denominated in currencies other than the U.S. dollar. The largest components of our non-U.S. dollar expense base (ranked in order of size) are the British pound, Euro, Australian dollar, Chinese yuan, and Canadian dollar.

Effective Tax Rate

7.             From a modeling perspective, are there any implications of ever increasing percentage of int’l revenue on the tax rate?  Is 37.5% a reasonable target?

It’s tough to pin down a number for our tax rate in any given period because it can vary based on several different factors, including U.S. state income taxes, the reported income or loss of our non-U.S. entities and our evaluation of whether we’ll be able to realize their net operating losses; the impact of specific tax planning strategies; and the impact of incentive stock options and other equity incentives. We anticipate that our effective income tax rate will continue to fluctuate related to the creation or reversal of valuation allowances for our non-U.S. operations as well as to changes in unrecognized tax benefits.

All else equal, an increase in revenue and earnings from outside the United States would tend to lower our effective tax rate because corporate tax rates in jurisdictions where we operate outside of the United States are typically lower.

However, our effective tax rate also reflects the fact that in the year an operation outside of the United States records a loss, we historically have not recorded a corresponding tax benefit. To the extent our international operations become profitable, these foreign net operating losses may become deductible in certain international tax jurisdictions. Determining the deductibility of these foreign net operating losses is a complex process. As part of this evaluation, we consider evidence such as tax planning strategies, historical operating results, forecasted taxable income, and recent financial performance. Upon determining that it is more likely than not that the net operating losses will be realized, we would reduce the tax valuation allowances related to these net operating losses, which would result in a reduction to our income tax expense and our effective tax rate in the period.

Mergers and Acquisitions

8.             In view of the recent development at Huron Consulting, would you kindly comment on your accounting treatment of acquisition-related earn-out provisions?

The vast majority of our acquisitions don’t have earn-out provisions, and therefore the purchase price is known at the acquisition date. Any post-closing adjustments to the purchase price are generally resolved soon after the acquisition and typically aren’t tied to any specific performance objective. We agreed to a small earn-out provision in one recent acquisition. We plan to use the appropriate accounting treatment for this provision under U.S. GAAP.

Morningstar Equity Research

9.             Regarding the recent NASDAQ mandate win, what type of revenue opportunity exists in these types of mandates?  Is this largely one-off and part of your overall strategy to monetize equity research in any way possible?  Or are there similar types of mandates out there such as this that could represent revenue opportunity in the face of the GARS [Global Analyst Research Settlement] expiration?

We believe that NASDAQ is taking a lead in attempting to provide high-quality information to investors, while at the same time providing an important service by facilitating liquidity for their listed issuers. We don’t know what type of revenue opportunity exists with these types of mandates, but we hope that other exchanges outside the United States will follow its lead.

10.      Any early indication of what renewal rates of the large broker-dealers are regarding GARS?

We expect to continue providing analyst research to two of the banks that were previously clients for our research under the terms of the Global Analyst Research Settlement, although at lower contract values than in the past.

11.      What are some early indications from the large wirehouses of continued distribution of MORN equity research?  I’m thinking with the ranks of equity research shrinking across the street, it may be a positive for your equity research given its more of a variable cost to the institution vs. the fixed expense of a large research department.  Obviously this is my own speculation, but what are the tone of conversations you’ve had with these institutions?

As mentioned in our response to the previous question, we expect to continue providing analyst research to two of the banks that were previously clients for our research under the terms of the Global Analyst Research Settlement. We can’t speculate on how the wirehouses will shape their research departments, but we do believe that we’re well-positioned to leverage our equity research to meet emerging needs.

We have one of the largest independent research operations in the world, with a proven and successful track record. Both buy-side and sell-side firms are cutting costs and looking to provide high-quality research at a lower price point relative to the investments they’ve maintained in the past. Our institutional equity research service allows these firms to access research produced by a large, expert analyst staff for the price of one internal research hire—a value proposition we believe is compelling.

Morningstar.com

12.      Can you talk about the renewal rates on a monthly basis on Morningstar.com?  Obviously, you’d see a spike in cancellations following the January price increase but have you seen a ‘normalization’ in the renewal rates of existing customers?  Are there any metrics you examine such as percentage of trial subscribers that eventually renew to Premium?  If so, what types of trends are these indicators showing?

We track a variety of metrics for Morningstar.com, including cancellations, new trial starts, and the conversion rate of trials to paid service. We saw a slight increase in monthly cancellation rates during the first quarter of 2009, but it was not a dramatic change. Cancellations trended slightly lower during the second quarter.

The monthly trial-to-paid conversion rate has been fairly consistent so far this year. The main issue we’ve been facing is a drop-off in new trial starts, which is the front end of our Premium sales pipeline. When this number declines, it has a direct impact on total Premium memberships.

13.      Can you provide some color surrounding advertising rates on Morningstar.com and if there has been any emerging trends in such pricing/demand for advertising?

We’ve definitely experienced pricing pressure given the difficult market environment. Advertisers have been pressing for price concessions on both new and established contracts. We’ve seen a higher level of negotiating, and agencies are asking for more value-added inventory. We have been able to maintain the integrity of pricing for high-demand areas but have lowered our rates on less-valuable inventory.

Morningstar Advisor Workstation and Principia

14.      Can you remind me what percentage of your Advisor Workstation advisors are independent versus affiliated with a larger firm?  Same question for Principia?

More than 90% of the advisors licensing Morningstar Advisor Workstation are affiliated with a larger firm. The majority of the user base for Principia is made up of independent advisors.

15.      Is the plan to eventually decommission Principia?

We don’t have any plans to discontinue Principia; in fact, we’re continuing to enhance it. Although subscriptions have declined as more advisors have adopted Web-based platforms, Principia still had more than 38,000 subscriptions as of June 30, 2009. We believe the product continues to fill an important role for many independent financial advisors. Principia is a fully installed, modular software application that can be run locally on an advisor’s desktop. We’ve continued to focus on enhancing the value of the product by introducing new modules and promoting electronic delivery of the monthly updates, which allows for more timely data. We have also found that Principia fills a valuable niche for research purposes because it allows researchers to access archived data as of a specific point in time.

16.      Can you provide more detail on the Site Builder product and how it differs from Advisor Workstation?  Is it also possible to provide a quarterly roll-back of Site Builder subscriptions going back three years?

Whereas Morningstar Advisor Workstation is a turn-key investment planning application for financial advisors to use as a central focus of their daily workflow, Site Builder is a set of components or tools designed for financial services firms and personal finance portals to use in creating or enhancing their Web sites. Companies licensing Site Builder can select and easily customize specific components to incorporate Morningstar’s data, screening and portfolio tools, calculators, and presentation materials into their own branded Web sites according to their own design and usability standards. These sites may be accessed by investment professionals or individual investors.

When we reorganized our operations in January 2009, we began including Site Builder as part of our Licensed Tools and Content product line, which includes online tools and editorial content that institutional clients can license for use in their Web sites and software products. The table included in the response to the next question shows the quarterly license totals for this product over the past three years.

17.      Can you provide revised Advisor Workstation subscription data going back three years on a quarterly basis given this quarter’s reclassification?

Sure, the table below shows Advisor Workstation licenses as previously reported and revised to exclude Site Builder licenses.

	2006				2007				2008				2009
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
U.S. Advisor Workstation licenses, previously reported	121,849	127,057	121,179	153,838	160,014	163,813	173,877	175,725	178,619	188,792	189,863	190,267	194,857
Site Builder licenses	18,761	20,730	15,747	20,466	22,656	23,956	24,245	25,220	25,872	34,523	36,465	38,393	46,243
U.S. Advisor Workstation licenses, revised	103,088	106,327	105,432	133,372	137,358	139,857	149,632	150,505	152,747	154,269	153,398	151,874	148,614

18.      In terms of Advisor Workstation revenue, what percentage is content-driven and what percentage is user-driven?  Trying to get a sense if revenue growth is more driven by the actual number of users or the amount of use/content subscribed to.

It’s tough to come up with a specific percentage of revenue from content versus the number of users because we base pricing on a number of factors, including the size of the client’s overall relationship with Morningstar. We use a pricing grid that incorporates both the amount of content licensed and the number of users. On the content side, we offer numerous modules for Advisor Workstation, ranging from higher-priced full-site licenses to lower-cost modules for specific tools and data sets. So the incremental revenue from adding a content module varies. Price increases for adding incremental licenses also vary. The percentage increase in price for a given number of users is higher for clients with smaller user counts, and lower for clients with a large number of existing users.

Investment Consulting and Investment Management

19.      Can you provide some color around the Investment Consulting business and whether RFP [request for proposal] pipelines are picking up?  Do you notice as the operating environment has stabilized to some extent that pipelines in that business in general are picking up as we’ve heard from other companies to some extent?  Have you had any push back on pricing in this segment as contracts come up for renewal? Can you also remind me what the average contract length for Morningstar and Ibbotson Associates are?  How much comes up for renewal over the next six months?  Next 12 months?

We’ve continued to see interest in new business in our Investment Consulting areas, although it’s taking significantly more time to move from the initial discussion stage to executing a completed contract. Many companies we’ve been talking to have been continuing to focus on reducing costs, so we’ve experienced pricing pressure for both new business and renewals.

The average contract length for Morningstar Associates and Ibbotson Associates is a bit less than three years, although some contracts have provisions that allow for early termination. We estimate that we have approximately $7 million in annual contract value in Investment Consulting up for renewal over the next six months, and approximately $14 million over the next 12 months.

20.      Please remind me what the pricing structure is in Investment Consulting.  What is the difference in pricing between Morningstar and Ibbotson Associates?  What about Morningstar Managed Portfolios?  Have there been incremental pricing pressures in these businesses?

Pricing for the consulting services we provide through both Morningstar Associates and Ibbotson Associates varies based on the scope of work and the level of service required. For the majority of our work, we receive asset-based fees, reflecting our role as a portfolio construction manager or subadvisor for a mutual fund or variable annuity. We also provide Investment Consulting services for some assets under management for which we receive a flat fee.

The difference in pricing between Morningstar Associates and Ibbotson Associates varies depending on the type of service provided. We have experienced pricing pressure in both areas as many of our clients have continued to focus on reducing their costs. For Morningstar Managed Portfolios, we typically charge 25 to 55 basis points.

21.      What were net flows like during the quarter, particularly at Ibbotson? Is there any way you can give us a sense of net cash flows in any of the AUM or AUA segments?

In most of our Investment Management businesses, we operate as a portfolio construction manager or subadvisor to another asset management firm and don’t have direct custody of the assets. We therefore have limited information about net cash flows for these portfolios. Based on the information we have, we estimate that net inflows to some of Ibbotson’s funds-of-funds portfolios were positive during the second quarter of 2009, although the majority of the increase in assets compared with first-quarter levels was driven by market performance.

For Morningstar Associates, net inflows for most of the funds-of-funds portfolios for which we have asset information were also positive, although that was more than offset by asset losses from one client that did not renew its contract when it expired in May (as well as a previous client nonrenewal in October 2008).

We have more complete information for Morningstar Managed Portfolios because we manage the assets directly. Net cash inflows for this program were positive in the second quarter of 2009.

22.      We realize the loss of the two Investment Consulting clients caused a drop in assets under management; however, given the relative strength in the equity market since early March we would have thought this business would have done better than it did as to revenue and assets under management (we note the operating margin was nearly 60% which is excellent).  Was this due to timing of the loss of the clients?  What months did these two clients stop utilizing your services?  Is there a quirk in how this business bills for its services?  Can you explain how clients are billed?  Is it based on monthly average or quarterly average assets?  What time frame do you bill — quarterly, semi-annually?  If you could provide some additional detail into the billing methodology, that would be helpful.

We believe the performance trends you mention mainly reflect the impact of a smaller asset base, which means that percentage gains stemming from improved market performance have less impact in dollar terms. The first client contract was discontinued in October 2008, and the second ended in May 2009.

We bill most of our clients quarterly. The fee calculation varies from client to client, with fees typically based on average assets over a daily, monthly, or quarterly period.

Capital Management

23.      Can you talk a bit about capital management?  What is the eventual plan with all this cash?  Obviously I know the near- to intermediate-term plan is to continue to build a U.S.-style presence in most major global fund markets but adjusting for bonus accrual and the like it seems like you can’t spend the cash as fast as you generate it.  Given Mr. Mansueto’s large ownership, share repurchase seems unlikely.  Are larger acquisitions being thought of given lower valuations, lack of buyers, and seemingly a once in a blue moon opportunity to buy properties from distressed sellers?  Would a special one-time dividend be in the cards?  Any color would be very helpful.

Our goal is to use cash in a way that maximizes shareholder returns. When looking at potential uses of cash, our board of directors looks at both internal uses of cash (including capital expenditures, working capital, and mergers and acquisitions) and external uses of cash (returning cash to shareholders through a dividend or share repurchase). To date, we’ve focused on the first group of options, but wouldn’t rule out the second group if our board of directors determined it was appropriate.

Although we tend to like smaller “bolt on” acquisitions, we wouldn’t rule out a larger acquisition if the right opportunity presented itself. We evaluate potential acquisitions based on a number of metrics, but most importantly on whether they’re consistent with our key growth strategies, which are:

•                  Enhance our position in each of our key market segments by focusing on our three major Internet-based platforms;

•                  Become a global leader in funds-of-funds investment management;

•                  Continue building thought leadership in independent investment research;

•                  Create a premier global investment database; and

•                  Expand our international brand presence, products, and services.

24.      After once again receiving a marketing e-mail on Morningstar DividendInvestor this week, I was reminded of something I’ve wanted to do for some time. That is, ask an appropriate person at Morningstar why Morningstar, Inc. (MORN) does not offer dividends.

As mentioned in our response to the previous question, to date, we’ve used our free cash flow for acquisitions and organic growth. If we reached a point where we didn’t see sufficient opportunities for acquisitions and organic growth, we would expect to make a decision at the board level about other potential uses of cash, such as a dividend or share repurchase.

Working in consultation with our board, we would be open to a stock buyback or dividend if we determined that would offer better returns than other uses of cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: August 7, 2009	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer